UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2018

ICOX INNOVATIONS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55049	27-3098487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4101 Redwood Ave., Building F, Los Angeles, CA 90066
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: 424.570.9446

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

On October 29, 2018, we entered into the amendment no. 3, dated as of October 29, 2018, to the business services agreement, dated December 29, 2017, as amended as of March 15, 2018 and July 9, 2018, with RYDE Holding Inc. (“RYDE”), formerly WENN Digital Inc., pursuant to which our company and RYDE amended, among other things, the scope of services to be provided by our company.

Under the amendment no. 3, we agreed to provide to RYDE the services from October 1, 2018 to December 31, 2019 (the “2018-19 Services”) consisting of corporate development and governance, business development and technical services, business awareness services, financial and administrative services and media management services. In addition, we agreed to provide to RYDE the monthly services from January 1, 2020 to December 31, 2020 (the “2020 Monthly Services”) consisting of board and corporate strategy management and board and corporate governance management.

In consideration for the 2018-19 Services, RYDE agreed to pay us a fixed fee of US$1,100,000, which is deemed earned as of October 29, 2018, but is not due and payable until RYDE closes on the sale of SAFTs, equity, or token financings, joint venture financings, or any of its affiliates, in a minimum aggregate amount of US$12,000,000, including closings occurring prior to October 29, 2018. In consideration for the 2020 Monthly Services Fees, RYDE agreed to pay us a monthly fee of US$35,000, beginning of each month commencing January 1, 2020. All fees and other amounts paid to our company with respect to our services provided prior to the amendment no. 3 have been earned in connection with the prior services and will not be credited against any of the above fees or other amounts due under the amendment no. 3.

In addition, the amendment no. 3 provides for additional fees for the 2018-19 Services relating to success of RYDE’s business, including the engagement of investment banker and certain financing milestones and additional fees and milestone fees relating to the achievements of certain net revenues and creation of a business relationship that increases the value of RYDE. Our company will not provide any services related to any financings to be conducted by RYDE. We will also receive 20,000,000 in tokens based upon 100 million tokens issued, which number will be increased on a pro rata basis, if at any time, RYDE issues more than 100 million tokens (the “Token Fee”). The Token Fee has been previously earned and will be issued in connection with the first release of any tokens to any party.

However, if the business services agreement is terminated before December 31, 2019, (a) the fee for the 2018-19 Services will be immediately due in full (but only if the foregoing US$12,000,000 financing is closed either before or after the termination date), (b) any additional fees and milestone fees earned will be immediately paid in full (if the condition precedent/milestones are achieved), (c) the Token Fee will be immediately transferred to our company, and (d) any future adjustment in the number of tokens issued by RYDE, to over 100,000,000, will result in the immediately issuance to our company of 20% of such additional tokens.

The amendment no. 3 provides that the business services agreement will continue until December 31, 2020 unless earlier terminated by either our company or RYDE, provided, however, the term of the 2020 Monthly Services will automatically renew for successive one year periods after December 31, 2020, which renewal term can be terminated by either party with 30 days advanced written notice. The amendment no. 3 also provides that we may terminate the business services agreement upon the provision of 30 days’ written notice to RYDE. RYDE may terminate the business services agreement after December 31, 2019, upon the provision of 30 day’s written notice to our company. If we or RYDE provides such notice, we or RYDE, as applicable, may immediately terminate the business services agreement and we will be entitled to no further compensation except for any fees earned prior to the date of the termination and other fees discussed above, which are due regardless of such early termination.

Our chairman and director, Cameron Chell, is a director, officer and an indirect shareholder of Business Instincts Group Inc. which owns 10% of the common stock of RYDE and he is also a director, officer and indirect shareholder of Blockchain Merchant Group, Inc. which owns 2.5% of the common stock of RYDE and we own 7.5% of the common stock of RYDE. Mr. Chell is also a director, chairman and secretary of RYDE. Our president, Bruce Elliott, is a former chief marketing officer of RYDE.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment No. 3 to Business Services Agreement dated as of October 29, 2018 with RYDE Holding Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICOX INNOVATIONS INC.

/s/ Bruce Elliott
Bruce Elliott
President

October 31, 2018